UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MICROVISION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 6, 2025

This Supplement relates solely to Proposal Five – Ratification of the Selection of Independent

Registered Accounting Firm with respect to the recently completed merger of Moss Adams LLP

(“Moss Adams”) with Baker Tilly US, LLP (“Baker Tilly”).

On June 3, 2025, MicroVision, Inc. was notified that Moss Adams, the Company’s independent registered public accounting firm, merged with Baker Tilly effective on June 3, 2025. The combined audit practices will operate as Baker Tilly US, LLP. In connection with the notification of the merger, Moss Adams has resigned as MicroVision’s auditor and the Audit Committee of the Company’s Board of Directors has approved the appointment of Baker Tilly, as the successor to Moss Adams, as the Company’s independent registered public accounting firm.

MicroVision is filing this supplement to clarify that all references to Moss Adams are modified to include any successor firm, such as Baker Tilly, in Proposal Five of the definitive proxy statement (the “Proxy Statement”) on Schedule 14A filed by the Company with the U.S. Securities and Exchange Commission on April 28, 2025 in connection with the Company’s 2025 Annual Meeting of Shareholders to be held on Friday, June 6, 2025, at 9:00 a.m., Pacific Time. Accordingly, any votes FOR Proposal Five will indicate support for the ratification of the appointment of Moss Adams or any successor firm, including Baker Tilly, as MicroVision’s independent registered public accounting firm for the current fiscal year.

Other than as described above, no other changes have been made to the Proxy Statement.

This Supplement is first being released to shareholders on or about June 5, 2025, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.